AMENDMENT TO TRADING ADVISORY AGREEMENT

THIS AMENDMENT is made on the ______ day of ______ by and between:

1.	Aspect Capital Limited with its registered office at 10 Portman Square, London W1H 6AZ, United Kingdom (the “Trader”);

2.	Abbey Capital Offshore Fund Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Abbey Capital Futures Strategy Fund (as defined below) (the “Subsidiary”); and

3.	Abbey Capital Limited, a company organized under the laws of Ireland with its principal office at 1-2 Cavendish Row, Dublin 1, Ireland (“Abbey”).

(together the “Parties”)

WHEREAS, Abbey has entered into an investment advisory agreement dated the 25th day of June, 2014 with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Investment Advisory Agreement”);

WHEREAS, Abbey has also entered into an investment advisory agreement dated the 25th day of June, 2014 with the Subsidiary relating to the provision of investment advisory services to the Subsidiary;

WHEREAS, the Parties have entered into a Trading Advisory Agreement dated 9th day of January, 2017 as amended from time to time, (the “Trading Advisory Agreement”) whereby the Trader was appointed to act as a commodity trading advisor to the Subsidiary with respect to that portion of the Subsidiary’s assets allocated from time to time by Abbey to the Trader;

WHEREAS, the Subsidiary and Abbey entered into a Supplemental Trading Agreement dated 9th day of January, 2017 (as amended from time to time) (together with the Trading Advisory Agreement, the “Existing Agreement”); and

WHEREAS, the Parties now wish to amend Appendix A of the Trading Advisory Agreement as set out in this amendment agreement (the “Amendment”).

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Appendix A of the Trading Advisory Agreement shall be deleted in its entirety and replaced with Appendix A attached hereto:

2.	Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Existing Agreement.

3.	This Amendment is subject to and shall be construed and enforced with the laws applicable to the Existing Agreement and the jurisdiction provisions of the Existing Agreement shall apply equally to this Amendment.

4.	This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Parties agree that this Amendment may be exchanged by electronic means and that any portable document format (pdf) file, facsimile or other reproduction of its signature on any counterpart of this Amendment shall be equal to and enforceable and shall have the same binding force and effect as its original signature.

5.	Except as expressly amended by the Amendment, the Parties hereby confirm that in all other respects the Existing Agreement and the rights and obligations therein remain in full force and effect.

6.	This Amendment shall be deemed effective as at the close of business on the day of .

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IN WITNESS WHEREOF the Parties hereto have caused the Amendment to be duly executed.

For and on behalf of

Aspect Capital Limited

Signed:

Name:

Title:

Date:

For and on behalf of

Abbey Capital Offshore Fund Limited

Signed:

Name:

Title:

Date:

For and on behalf of

Abbey Capital Limited

Signed:

Name:

Title:

Date:

Appendix A

Trading Fees

All defined terms shall have the meaning prescribed in the Supplemental Trading Agreement

In consideration of, and as compensation for, all of the services to be rendered by the Trader to the Subsidiary, subject to receipt by the Adviser of the relevant management fee from the Fund the Adviser shall pay the Trader from the management fee the Adviser receives from the Fund (i) a monthly management fee equal to [ ] monthly equivalent to [ ] % annually of the Account Trading Size calculated daily and paid monthly in arrears (the “Management Fee”).

Invoices for Management Fees shall be addressed to the Fund c/o Trader. Invoices specifying the Fund will also be sent to the Subsidiary’s Administrator. Each Management Fee shall be paid within seven days of the close of the applicable calendar month to which the fee relates, provided such seven-day period may be extended to the extent the Subsidiary’s Administrator is not in receipt of the relevant invoice. In the event of the termination of this Agreement as of any date that is not the end of a calendar month, the Management Fee shall be pro- rated to the effective date of termination. Any Management Fee paid to the Trader shall be retained by the Trader despite net trading losses suffered in subsequent periods.

Neither the Trader nor any of its affiliates may receive any commission, compensation, remuneration or payment whatsoever from the Broker or any other broker with respect to the Managed Account, save for de minimis gifts or entertainment in accordance with the Trader’s gifts and entertainment policy.